Exhibit 10.58

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is entered into effective July 11, 2011, between CHESAPEAKE NG VENTURES CORPORATION, an Oklahoma corporation (the “Lender”), CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Borrower”) and solely as to the Guaranty attached hereto and incorporated in whole by this reference (the “Guaranty”), CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation.

W I T N E S S E T H:

WHEREAS, the Borrower has formed Clean Energy National LNG Corridor, LLC, a Delaware limited liability company (the “LNG Subsidiary”) to engage in the development, construction and operation of liquefied natural gas fueling stations throughout the United States (the “Business”); and

WHEREAS, the Lender has agreed to extend loans to the Borrower (the “Loan”) in the aggregate amount of up to $150,000,000.00 to be evidenced by three Convertible Promissory Notes in substantially the form attached to this Agreement as Exhibit A (each a “Note”) to be used exclusively in connection with the development of the Business.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements among the parties and the funds to be advanced to the Borrower, it is agreed as follows:

1.                                       Definitions.  The following terms have the meanings set forth in this paragraph 1, when used in this Agreement:

1.1.                            “Adjusted Conversion Price” means the greater of: (a) the Market Value for the period ending on the Effective Date; and (b) the product of: (i) the Reference Price; and (ii) 66 2/3%.

1.2.                            “Adjustment Notice” means a certificate from the Borrower to the Lender certifying any adjustments to the Conversion Price and Reference Price calculated pursuant to paragraph 6.6.

1.3.                            “Advisors” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc.

1.4.                            “Affiliate” means the same in this Agreement as that term is defined in Rule 405 of the Securities Act.

1.5.                            “Board of Directors” means the Board of Directors of the Borrower or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

1.6.                            “Borrower” has the meaning ascribed to that term in the preamble.

1.7.                            “Business” has the meaning ascribed to that term in the recitals.

1.8.                            “Bylaws” means the Borrower’s Bylaws, as amended and as in effect on the date hereof.

1.9.                            “Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of that Person.

1.10.                      “Certificate of Incorporation” means the Borrower’s Restated Certificate of Incorporation, as amended and as in effect on the date of this Agreement.

1.11.                      “Closing” has the meaning ascribed to that term in paragraph 3.

1.12.                      “Closing Sale Price” of the Common Stock on any date means the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such Common Stock is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable and hereafter designated by the Borrower and the Lender).

1.13.                      “Contingent Obligation” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

1.14.                      “Common Stock” means the Borrower’s common stock, par value $0.0001 per share or any other class of stock resulting from successive changes or reclassifications of such Common Stock.

1.15.                      “Conversion Price” means $15.80 per share of Common Stock.

1.16.                      “Default” has the meaning ascribed to that term in paragraph 11.

1.17.                      “Effective Date” means the date on which a Fundamental Change occurs.

1.18.                      “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, Permits, plans or regulations issued, entered, promulgated or approved thereunder.

1.19.                      “ERISA” has the meaning ascribed to such term in paragraph 9.30.

1.20.                      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.21.                      “Exchange Event” has the meaning ascribed to that term in paragraph 6.4.

1.22.                      “Exchange Shares” means shares of Common Stock issued or issuable in exchange for principal and interest under the Note.

1.23.                      “Expiration Date” means the 30th Trading Day following the Effective Date of a Fundamental Change.

1.24.                      “Forced Conversion Conditions” means, with respect to any particular Trading Day, both (a) the Closing Sale Price of the Borrower’s Common Stock is at or above 140% of the Conversion Price then in effect on the immediately preceding Trading Day; and (b) the Lender would be able to sell shares issuable upon exchange of the Note under Rule 144 under the Securities Act (without volume or manner-of-sale restrictions) and/or an effective registration statement without restriction.

1.25.                      “Fundamental Change” means any of the following events: (a) the sale, lease, exchange, license or other transfer, in one or a series of related transactions, of all or substantially all of the Borrower’s or LNG Subsidiary’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders; (b) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Borrower or LNG Subsidiary; (c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Borrower or LNG Subsidiary; or (d) the Common Stock ceases to be listed on the NYSE or NASDAQ.

1.26.                      “Fundamental Change Notice” means a notice from the Borrower or LNG Subsidiary to the Lender stating: (a) that a Fundamental Change has occurred; (b) the Expiration Date with respect to that Fundamental Change; (c) the name and address of the transfer agent; and (d) the procedures that the Borrower must follow to make the election provided in paragraph 6.2.

1.27.                      “Fundamental Change Option” has the meaning ascribed to that term in paragraph 6.2.

1.28.                      “Hazardous Materials” means chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes.

1.29.                      “Indebtedness” means, with respect to any Person and without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

1.30.                      “Initial Closing” has the meaning ascribed to that term in paragraph 3.

1.31.                      “Intellectual Property Rights” has the meaning ascribed to that term in paragraph 9.22.

1.32.                      “Interest Payment Date” means each March 31, June 30, September 30 and December 31 of each year.

1.33.                      “Lender” has the meaning ascribed to that term in the preamble.

1.34.                      “LNG Subsidiary” has the meaning ascribed to that term in the recitals.

1.35.                      “Loan” has the meaning ascribed to that term in the recitals.

1.36.                      “Loan Documents” means this Agreement, the Note and the other documents executed in connection therewith.

1.37.                      “Mandatory Exchange Date” has the meaning ascribed to that term in paragraph 6.3.

1.38.                      “Mandatory Exchange Notice” means a notice from the Borrower to the Lender stating: (a) the Mandatory Exchange Date; (b) the number of shares of Common Stock to be issued upon conversion of the principal and interest to be exchanged; and (c) the amount of principal and interest to be exchanged.

1.39.                      “Market Value” means the average Closing Sale Price of the Common Stock for a ten consecutive Trading Day period on NASDAQ (or, if the Common Stock is not listed on NASDAQ, on such other national securities exchange or trading market on which the Common Stock is then listed or is authorized for trading) ending immediately prior to the date of determination.

1.40.                      “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or on the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Borrower to perform its obligations under the Transaction Documents (as defined below).

1.41.                      “Maturity Date” means July 11, 2018 with respect to the initial Note, and with respect to each other Note, the date seven years following the issue date of that Note.

1.42.                      “Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

1.43.                      “NASDAQ” means The NASDAQ Stock Market, Inc., including any of its Affiliates.

1.44.                      “Note” has the meaning ascribed to that term in the recitals.

1.45.                      “NYSE” means the New York Stock Exchange.

1.46.                      “OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

1.47.                      “Permits” means such permits, registrations, licenses, accreditations, franchises, approvals, authorizations and clearances of applicable governmental authorities required for the conduct of the Borrower’s and its Subsidiaries’ respective businesses as currently conducted, except where the failure to possess such permits, registrations, licenses, accreditations, franchises, approvals, authorizations and clearances would not reasonably be expected to have a Material Adverse Effect.

1.48.                      “Permitted Holders” means T. Boone Pickens and his Affiliates.

1.49.                      “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

1.50.                      “Private Letter Ruling” has the meaning ascribed to that term in paragraph 6.7.

1.51.                      “Reference Price” means $12.90 per share of Common Stock, which is the VWAP for the Common Stock for the immediately prior twenty Trading Days before the Initial Closing.

1.52.                      “SEC” means the United States Securities and Exchange Commission.

1.53.                      “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Borrower with the SEC pursuant to the reporting requirements of the Exchange Act filed during the two (2) years prior to the date of this Agreement or prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

1.54.                      “Securities” means the Note and the Exchange Shares.

1.55.                      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.56.                      “Senior Indebtedness”  means any Indebtedness of the Borrower to any bank, commercial lender or other lending institution regularly engaged in the business of lending money that is secured by a lien on any of the material assets of the Borrower, except: (a) Indebtedness convertible or exchangeable for Capital Stock of the Borrower; and (b) Indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment secured only by that equipment.

1.57.                      “Subsequent Closing” has the meaning ascribed to that term in paragraph 3.

1.58.                      “Subsidiary” means any Person (a) in which the Borrower, directly or indirectly, owns not less than 25% of the capital stock or holds a corresponding equity or similar interest; and (b) which has operations or material assets.

1.59.                      “Trading Day” means a day during which trading in securities occurs on NASDAQ or, if Common Stock is not listed on NASDAQ, on the principal other national securities exchange on which Common Stock is then listed or, if Common Stock is not listed on a national securities exchange, on the principal trading market on which Common Stock is then traded.

1.60.                      “VWAP” means the per share volume-weighted average price for the Common Stock as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. to 4:00 p.m., New York City time), or if such volume-weighted average price is unavailable or if such page or its equivalent is unavailable: (a) the price of each trade in shares of Common Stock multiplied by the number of shares of Common Stock in each such trade; divided by (b) the total number of shares of Common Stock traded, in each case during such Trading Day from 9:30 a.m. to 4:00 p.m., New York City time on NASDAQ or, if the Common Stock is not traded on NASDAQ, the principal national securities exchange or automated quotation system on which the Common Stock is listed or quoted.

2.                                     Lending Agreement.  Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender the principal amount of up to $150,000,000.00.  The Loan will be advanced directly to the LNG Subsidiary for the benefit of the Borrower to be used only for the Business.  All advances to the Borrower and all payments to the Lender will be made by wire transfer of immediately available funds using their respective wiring instructions set forth on Schedule 2.

3.                                     Closing.  The initial advance of $50,000,000.00 under the initial Note will be made on the execution and delivery of the Loan Documents and satisfaction by the Borrower or waiver by the Lender of the conditions of lending set forth in paragraph 5 (the “Initial Closing”).  Subject to the satisfaction of the applicable conditions, on each of June 29, 2012, and June 28, 2013, the Lender will make additional advances of $50,000,000.00 and will be issued an additional Note, each, on the terms and conditions set forth in this Agreement (each, a “Subsequent Closing,” and together with the Initial Closing, each, a “Closing”).

4.                                     Convertible Promissory Notes.  The Borrower and the Lender agrees that the Lender will have no obligation to re-advance any amounts paid or prepaid on each Note issued hereunder.  Each such Note will be payable on the following terms:

4.1.                             Interest.  Except as otherwise provided in the Note, the Note will bear interest from the date of the advance thereunder until payment in full at the per annum rate of 7.5% payable on each Interest Payment Date.  Except as provided in this Agreement all interest will be paid in immediately available funds on the designated Interest Payment Date.  All interest will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

4.2.                             Repayment.  Provided there is no Default, the entire unpaid principal balance of each Note and all accrued and unpaid interest thereon will be due and payable on the earliest of: (a) the Maturity Date; or (b) the 31st Trading Day following the Effective Date.  The Borrower will not have the right to prepay this Note, in whole or in part.  All payments will be applied first to accrued and unpaid interest and second to the principal balance.

4.3.                             Optional Repayment in Common Stock.  Notwithstanding the terms of paragraph 4.2, by a written notice to Lender on or before the Maturity Date of a Note, the Borrower may elect, in the Borrower’s sole discretion, to pay all or any part of the principal and interest due under such Note by delivering to the Lender the number of shares of Common Stock equal to the quotient of: (a) the sum of: (i) the principal to be paid in Common Stock; and (ii) the interest to be paid in Common

Stock; and (b) the VWAP for the Common Stock for the immediately prior twenty Trading Days before the Maturity Date.  Notwithstanding the previous sentence, if the Borrower elects to pay all or any portion of the principal and interest due under any Note pursuant to this paragraph 4.3, the issuance of Common Stock in repayment of that Note will be subject solely to the volume restrictions on issuance set forth in the first sentence of paragraph 6.3.2 with the balance of such repayment made on successive Trading Days subject solely to such volume restrictions (without regard to the balance of paragraph 6.3) and will be effected as an exchange pursuant to the procedures set forth in paragraph 6.4.

5.                                       Conditions of Lending.  The obligation of the Lender to perform this Agreement at each Closing is subject to the performance of the following conditions:

5.1.                              Loan Documents.  At the Initial Closing, the Loan Documents will have been duly executed, acknowledged (where appropriate) and delivered to the Lender by the Borrower, all in form and substance satisfactory to the Lender.

5.2.                              Authority.  The Lender will have received: (a) certified copies of the Borrower’s Certificate of Incorporation and Bylaws, complete with all amendments thereto and certificates to be filed in connection therewith; (b) certified copies of the LNG Subsidiary’s Certificate of Formation and Limited Liability Company Agreement with all amendments thereto and certificates to be filed in connection therewith; (c) satisfactory evidence that each of the Borrower and LNG Subsidiary is qualified to do business and in good standing each in each jurisdictions listed on Schedule 5.2; and (d) certified copies of resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Loan Documents and other instruments provided for herein, all in form and substance reasonably satisfactory to the Lender.

5.3.                              No Default.  There will have occurred and be continuing no event of Default as of the date of such closing.

5.4.                              Other Documents.  The Borrower will have executed and delivered or caused to be amended such other documents and instruments as the Lender may reasonably request including, without implied limitation, a compliance certificate in form reasonably acceptable to the Lender’s counsel.

5.5.                              Approvals.  At the Initial Closing, the Borrower will have obtained any required consent of the Borrower’s other lenders to the Loan Documents and Loan to be made at that Closing.

5.6.                              Closing Certificate.  At the Initial Closing, the Lender will have received a certificate from the Borrower’s president (or equivalent officer) certifying that the Borrower’s representations and warranties contained in this Agreement are true and correct as of such Closing, except for representations and warranties as of a date certain, which will be certified as correct as of that date certain.

5.7.                              Representations and Warranties.  At the Initial Closing, each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

5.8.                              Opinion Letter.  At the Initial Closing, the Lender will have received the opinion of Morrison & Foerster LLP, counsel for the Borrower, dated as of the Closing Date, in substantially the form attached to this Agreement as Exhibit B.

6.                                       Exchange Events.  The Note will be exchangeable for Common Stock as follows:

6.1.                             Voluntary Exchange.  The Lender has the right to exchange all or any portion of the principal and accrued and unpaid interest with respect to each Note at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4 upon written notice to Borrower.

6.2.                             Exchange on Fundamental Change. If: (a) a Fundamental Change occurs; (b) the Market Value for the period ending on the Effective Date is less than the Conversion Price; and (c) the Lender so elects by delivering written notice to Borrower during the period beginning on the first Trading Day after the Effective Date and ending on the Expiration Date, then, in lieu of repayment as provided in paragraph 4.2, the Lender will have the one-time option to exchange some or all principal and accrued and unpaid interest with respect to each Note at the Adjusted Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4.  The Borrower must deliver a Fundamental Change Notice to the Lender not later than five days following the Effective Date.

6.3.                             Mandatory Exchange.  At any time after the second anniversary of each Closing, if  the Closing Price of the Common Stock is greater than or equal to 140% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day Period, then the Borrower may require the Lender to exchange all or any portion of the principal and accrued and unpaid interest advanced at that Closing at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4.

6.3.1                       Mandatory Exchange Notice.  The Borrower must deliver a Mandatory Exchange Notice to the Lender that the Borrower intends to exercise the Borrower’s right to require exchange pursuant to this paragraph 6.3 specifying the date that the Borrower elects to require the exchange (the “Mandatory Exchange Date”) which must be within five days of such notice.

6.3.2                       Exchange Restrictions.  Notwithstanding the balance of this paragraph 6.3, beginning on the Mandatory Exchange Date, and each subsequent consecutive Trading Day thereafter, the amount of principal and interest exchanged for Common Stock will not exceed 15% of the average daily trading volume of the Common Stock of the Borrower computed for the 30-day period immediately prior to such conversion.  No such conversion will occur on any Trading Day on which Forced Conversion Conditions are not satisfied.  The mandatory conversion provisions of this paragraph 6.3 will continue to apply only upon each successive Trading Day after the Mandatory Exchange Date upon which the Forced Conversion Conditions are satisfied until all of the principal and interest that can be required to be exchanged for Common Stock pursuant to this paragraph 6.3 has been exchanged for Common Stock pursuant to this paragraph 6.3.

6.3.3                       Interest.  Notwithstanding the provisions of paragraph 6.4, any accrued and unpaid interest not exchanged pursuant to this paragraph 6.3 that accrued prior to the Mandatory Exchange Date will be due and payable on the next Interest Payment Date.

6.4.                             Mechanism for Exchange.  Each exchange of principal or interest due under the Note pursuant to paragraphs 4.3, 6.1, 6.2 or 6.3 (each, an “Exchange Event”) will be deemed to have been effective on written notice of the related Exchange Event, whether or not the Note has been surrendered to the Borrower and the applicable amount of the Note will be deemed satisfied and all rights with respect to the amount of the Note deemed satisfied will cease and terminate, including, without limitation, the right to accrue and be paid interest on any applicable Note. The Lender agrees that on the exchange of the entire unpaid principal amount of any one of the Notes plus all accrued and unpaid interest thereon, the Lender will deliver the original Note or Notes to the Borrower.  At the time any exchange has been effected, the Lender will credit the principal amount and interest of the Note that has been exchanged upon issuance to the Lender of the applicable number of shares of the Borrower’s Common Stock.  The Borrower will deliver to the Lender a certificate or certificates representing the number of shares of the Common Stock issuable by reason of such exchange in the name of the Lender or one of its Affiliates and in such denomination or denominations as the Lender may specify upon receipt (if required) of the original Note or Notes being exchanged.  The issuance of the certificates in connection with the exchange of any portion of the principal amount of the Note to Common Stock of the Borrower will be made without charge to the Lender for any issuance tax or other cost incurred by the Borrower in connection with such exchange.  Each exchange (other than an exchange under paragraph 4.3) will entitle the Lender to receive the number of shares of the Borrower’s Common Stock equal to the quotient of: (a) the amount of principal and interest to be exchanged; divided by (b) the Conversion Price or Adjusted Conversion Price then in effect, as applicable.  Notwithstanding the foregoing sentence, no fractional shares will be issued in any exchange.  If the Lender would be entitled to receive a fractional share, the Borrower will pay to the Lender cash equal to the product of: (y) the Conversion Price; and (z) the fraction of a share that would otherwise have been issued but for the prohibition on issuing fractional shares pursuant to this paragraph 6.4.

6.5.                             Legends.  The Lender understands that the certificates or other instruments representing the Exchange Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed from the Exchange Shares and the Borrower shall issue a certificate without such legend to the holder of the Exchange Shares upon which it is stamped, if, unless otherwise required by state securities laws, (a) such Exchange Shares are registered for resale under the 1933 Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Borrower with an opinion of a law firm reasonably acceptable to the Borrower, in a form reasonably acceptable to the Borrower, to the effect that such sale, assignment or transfer of the Exchange Shares may be made without registration under the applicable requirements of the 1933 Act; or (c) such holder provides the Borrower with reasonable assurance that the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A of the Securities Act.

6.6.                             Adjustments to Conversion Price.  While any part of any Note remains outstanding, if the Borrower: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of the Borrower’s Capital Stock; (b) subdivides outstanding shares of Common Stock into a larger number of shares; or (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price and Reference Price will be adjusted by multiplying the Conversion Price and the Reference Price, respectively, by the quotient of: (y) the number of shares of Common Stock issued and outstanding immediately before such event; divided by (z) the number of shares of Common Stock issued and outstanding immediately after such event.  Any adjustment made pursuant to this paragraph 6.6 will be effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or immediately after the Effective Date in the case of a subdivision or combination.  Upon the occurrence of any adjustment described in this paragraph 6.6, the Borrower will deliver an Adjustment Notice.

6.7.                             Limitation on Exchange.  Notwithstanding any other provision of this Agreement, in no event will the Lender be required to exchange principal and interest for a number of shares of Common Stock that would cause the Lender to hold a “significant ownership” interest, as defined in 26 U.S.C. § 613A or Treasury Regulations § 1.613A.7(m), in the Borrower, unless and to the extent: (a) the Lender receives a private letter ruling from the Internal Revenue Service in form and substance satisfactory to the Lender, in the Lender’s sole discretion, indicating that the Lender’s owning a “significant ownership” interest in the Borrower will not affect the Lender’s classification as an independent producer of petroleum products (the “Private Letter Ruling”) and the facts upon which the Private Letter Ruling are based continue to exist in relevant part and are applicable to the transactions contemplated hereby; or (b) the applicable provisions of the Internal Revenue Code or Treasury Regulations are repealed or otherwise rendered inapplicable to the Lender as determined in the sole discretion of the Lender.  The Lender agrees to use commercially reasonable efforts to obtain the Private Letter Ruling as soon as possible and to ensure that the facts upon which the Private Letter Ruling are based continue to exist in relevant part.

7.                                       Covenants.  Until payment in full of the Note, unless the Lender otherwise consents in writing, the Borrower will perform or cause to be performed the following:

7.1.                             Notice of Default.  The Borrower will give prompt written notice to the Lender of its actual knowledge of any Default under the Loan Documents.

7.2.                             Corporate Existence.  The Borrower will take the necessary steps to preserve the corporate existence of the Borrower and the LNG Subsidiary and their respective rights to conduct business in those states in which the nature of the properties or businesses of the Borrower or the LNG Subsidiary, as applicable, requires qualification to do business therein, and will comply in all material respects with all valid and applicable statutes, rules and regulations.  The jurisdictions set forth on Schedule 5.2 are all the jurisdictions where the Borrower and the LNG Subsidiary are required to register to do business where the failure to so qualify would have a Material Adverse Effect on the Borrower or the LNG subsidiary.

7.3.                             Insurance.  The Borrower shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance against loss or damage of the kinds that, in the reasonable, good faith opinion of the Borrower, are adequate and appropriate for the conduct of the business of the Borrower and such Subsidiaries in a reasonably prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Borrower, for corporations similarly situated in the industry.

7.4.                             Compliance with Obligations.  The Borrower will perform and observe, or cause to be performed or observed as the case may be, all of its and its Subsidiaries’ material obligations pursuant to the terms, agreements and covenants of their respective certificates of incorporation, other formation documents and this Agreement.

7.5.                             Reservation.  The Borrower will take whatever actions are required to ensure that a sufficient number of shares of Common Stock have been reserved and are available for issuance as Exchange Shares pursuant to the terms of the Loan Documents.

7.6.                             Replacement.  The Borrower will issue a new Note or stock certificate in place of any previously issued instrument alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Borrower’s board of directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction (provided that an affidavit of the Lender will be satisfactory for such purpose) and the giving of such indemnity as the Borrower’s board of directors may reasonably request for the protection of the Borrower or any transfer agent or registrar (provided that as to the Lender, its own indemnification agreement will under all circumstances be satisfactory and no bond will be required).  On surrender of any previously issued instrument described above that has been mutilated, the Borrower will issue a new instrument in place thereof.

7.7.                             Taxes and Other Obligations.  Except as set forth on Schedule 7.7, the Borrower and each of its Subsidiaries’ will (a) pay and discharge all material taxes, assessments, interest on taxes and governmental charges against them or against any of their properties, upon the respective dates when due, except (i) to the extent that such material taxes, assessments, interest on taxes, installments and governmental charges are contested in good faith and by appropriate proceedings or (ii) as would not be reasonably expected to have a Material Adverse Effect; and (b) take all necessary actions to prevent any material tax lien from attaching to any of their properties, except tax liens contested in good faith and by appropriate proceedings.

7.8.                             Use of Proceeds.  The Borrower will cause the LNG Subsidiary not to use the Loan proceeds for any reason other than: (a) to pay the Borrower’s expenses in connection with documenting the Loan; (b) for expenditures relating to LNG Subsidiary’s pursuing the Business; (c) paying interest or principal on the Loan; and (d) paying any other Business related expenditures of the LNG Subsidiary.  The advances under the Notes may not, without the Lender’s prior written consent, be used for any purpose other than as set forth in the preceding sentence.  Except as provided in clauses (a) and (c) of this paragraph 7.8, the Borrower will cause the LNG Subsidiary not to make any distributions of cash or property with respect to the equity of the LNG Subsidiary to any Person.

7.9.                             LNG Subsidiary Activities.  The Borrower will cause the LNG Subsidiary: (a) not to engage in any activities other than the Business; and (b) to diligently pursue the development and operation of the Business.  The Borrower will deliver reports to the Lender, not less often than quarterly, indicating the financial performance of the LNG Subsidiary, the number of LNG stations completed, under construction and presently planned for construction together with such other information the Lender reasonably requests.

7.10.                       Form D and Blue Sky Filings.  The Borrower will file a Form D with respect to the Note and Exchange Shares as required under Regulation D and to provide a copy thereof to the Lender when filed.  The Borrower will make all filings and reports as it reasonably determines are necessary relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date, except in cases where the Borrower would be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction.

7.11.                       Listing.  The Borrower will promptly secure the listing of all of the Exchange Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and will maintain, so long as any other shares of Common Stock will be so listed, such listing of all Exchange Shares from time to time issuable under the terms of the Loan Documents.  The Borrower will maintain the Common Stock’s authorization for quotation on the NASDAQ or the NYSE.  Neither the Borrower nor any of its Subsidiaries will take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ. The Borrower will pay all fees and expenses in connection with satisfying its obligations under this paragraph 7.11.

7.12.                       Certain Fees and Expenses.  The Borrower will pay all transfer agent fees, stamp or transfer taxes and other taxes (not including income or similar taxes) and duties levied in connection with the sale and issuance of the Exchange Shares.  Except as otherwise expressly set forth in the Loan Documents, each party to this Agreement will bear its own fees and expenses in connection with the Loan (including, without limitation, each party’s legal, accounting and other expenses).

8.                                       Public Statements.  The Borrower and Lender agree not to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, unless such party determines, after consultation with counsel, that it is required by an applicable statute, ordinance, rule or regulation or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement, in which event such party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and will give due consideration to all reasonable additions, deletions or changes suggested thereto.

9.                                       Borrower’s Representations and Warranties.  In order to induce the Lender to enter into the Loan Documents, the Borrower represents and warrants to the Lender as follows:

9.1.                             Organization and Qualification.  Each of the Borrower and its Subsidiaries are entities duly incorporated or organized, as the case may be, and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, as applicable, and have the requisite power and authority to own their properties and to carry on their business as now being conducted.  Each of the Borrower and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  The Borrower has no Subsidiaries except as set forth on Schedule 9.1 or as disclosed in the SEC Documents.

9.2.                             Authorization; Enforcement; Validity.  The Borrower has the requisite corporate power and authority to enter into and perform its obligations under the Loan Documents and to issue the Exchange Shares in accordance with the terms of the Loan Documents.  The execution and delivery of the Loan Documents by the Borrower and the consummation by the Borrower of the transactions contemplated by the Loan Documents have been duly authorized by the Borrower’s Board of Directors and no further filing, consent or authorization is required by the Borrower, its Board of Directors or its stockholders.  The Loan Documents have been duly executed and delivered by the Borrower, and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

9.3.                             Issuance of Securities.  The Exchange Shares have been duly reserved for issuance, are duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof and the Exchange Shares will be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of each of the representations and warranties set forth in paragraph 10 of this Agreement, the offer and issuance by the Borrower of the Note and the Exchange Shares are exempt from registration under the Securities Act and will be issued in compliance with all applicable federal and state securities laws.

9.4.                             No Conflicts.  The execution, delivery and performance of the Loan Documents by the Borrower and the consummation by the Borrower of the transactions contemplated hereby and thereby will not (a) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Borrower or any of its Subsidiaries, any capital stock of the Borrower or any of its Subsidiaries or bylaws of the Borrower or any of its Subsidiaries; (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Borrower or any of its Subsidiaries is a party; or (c) result in a violation of any applicable law, rule, regulation, order, judgment or decree, including without limitation, federal and state securities laws and regulations and the rules and regulations of NASDAQ or any other national securities exchange applicable to the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound or affected, except in the cases of clauses (b) and (c) such as would not reasonably be expected to have a Material Adverse Effect.

9.5.                             Consents.  Assuming the accuracy of the representations and warranties set forth in paragraph 10 of this Agreement, the Borrower is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Loan Documents, in each case in accordance with the terms hereof or thereof, other than (a) any consent, authorization or order that has been obtained as of the date hereof; (b) any filing or registration that has been made as of the date hereof; or (c) any filings which may be required to be made by the Borrower with the SEC, state securities administrators or NASDAQ, subsequent to the Closing.  The Borrower is not in violation of the listing requirements of NASDAQ.

9.6.                             No General Solicitation.  Neither the Borrower nor any of its Subsidiaries, or to the Borrower’s knowledge, any of its or their  Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  The Borrower will be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Lender or its investment advisor) relating to or arising out of the transactions contemplated hereby.  The Borrower acknowledges that it has engaged the Advisors as advisors in connection with the sale of the Securities.

9.7.                             No Integrated Offering.  None of the Borrower, its Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Borrower for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Borrower are listed or designated.  None of the Borrower, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

9.8.                             SEC Documents; Financial Statements.  During the two (2) years prior to the date hereof, the Borrower has timely filed all appropriate SEC Documents.  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (solely to the extent any information contained in such SEC Documents has not been amended, modified, supplemented, corrected, rescinded or otherwise withdrawn in subsequent material filed by the Borrower with the SEC), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Borrower included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto; or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to the extent that such unaudited statements exclude footnotes).  To the best of the Borrower’s knowledge, no other information provided by the Borrower to the Lender which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made not misleading; provided, however, the Borrower makes no representations or warranties regarding any projections, forecasts or other forward looking statements.  KPMG LLP, which has reported on the consolidated financial statements and schedules contained in the SEC Documents, are registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.

9.9.                             Absence of Certain Changes.  Since December 31, 2010, other than as set forth on Schedule 9.9 or as disclosed in the SEC Documents, (a) there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise) or results of operations of the Borrower or its Subsidiaries; (b) the Borrower and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock; and (c) there has not been any change in the capital stock of the Borrower or its Subsidiaries other than grants, exercises, terminations, or forfeitures of securities under the Borrower’s equity or compensation plans.

9.10.                       No Undisclosed Events, Liabilities, Developments or Circumstances.  Except for the Loan pursuant to this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Borrower or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Borrower under applicable securities laws on a registration statement on Form S-1 filed with the SEC or financial statements and related footnotes according to GAAP relating to an issuance and sale by the Borrower of its Common Stock and which has not been publicly announced or disclosed.

9.11.                       Conduct of Business; Regulatory Permits.  Neither the Borrower nor any of its Subsidiaries is in material violation of any term of or in default under its Certificate of Incorporation or the Bylaws or their organizational charter or bylaws, respectively.  Except as described in the SEC Documents, neither the Borrower nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Borrower or its Subsidiaries, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  During the past two (2) years prior to the date hereof, (a) the Common Stock has been designated for quotation or included for listing on NASDAQ; (b) trading in the Common Stock has not been suspended by the SEC or NASDAQ; and (c) the Borrower has received no communication, written or oral, from the SEC or NASDAQ regarding the suspension or delisting of the Common Stock from NASDAQ.  Except as described in the SEC Documents, the Borrower and its Subsidiaries hold, and are operating in material compliance with the Permits, and all of the Permits are in full force and effect.  Except as described in the SEC Documents, neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

9.12.                       Foreign Corrupt Practices.  Neither the Borrower nor, to the Borrower’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Borrower has, in the course of its actions for, or on behalf of, the Borrower: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

9.13.                       Sarbanes-Oxley Act.  The Borrower is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

9.14.                       Transactions With Affiliates.  Except as set forth in the SEC Documents, none of the executive officers or directors of the Borrower is presently a party to any transaction with the Borrower (other than for ordinary course services as executive officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such executive officer or director or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such executive officer or director has a substantial interest or is an officer, director, trustee or partner.

9.15.                       Equity Capitalization.  As of June 30, 2011, the authorized capital stock of the Borrower consists of 149,000,000 shares of Common Stock and 1,000,000 shares of preferred stock.  As of the date hereof, no shares of preferred stock are issued and outstanding.  As of June 30, 2011, (x) 70,317,747 shares of Common Stock were issued and outstanding, (y) 14,349,383 shares were reserved for issuance pursuant to the Borrower’s equity incentive plans (including 10,802,152 shares reserved for issuance pursuant to outstanding options and 3,547,231 shares reserved for future grant), and (z) 17,130,682 shares reserved for issuance pursuant to outstanding warrants.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth above in this paragraph 9.15 or on Schedule 9.15, or as disclosed in the SEC Documents: (a) none of the Borrower’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Borrower; (b) there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional capital stock of the Borrower or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Borrower or any of its Subsidiaries; (c)there are no agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (d) there are no outstanding securities or instruments of the Borrower or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower or any of its Subsidiaries; (e) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (f) the Borrower does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Borrower has furnished or made available to the Lender upon the Lender’s request, true, correct and complete copies of the Certificate of Incorporation and Bylaws and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

9.16.                       Indebtedness and Other Contracts.  Except as disclosed in Schedule 9.16 or in the SEC Documents, neither the Borrower nor any of its Subsidiaries: (a) has any  outstanding Indebtedness to any one Person or group of Affiliated Persons in excess of $10,000,000.00; or (b) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.  Any Indebtedness of the Borrower or any of its Subsidiaries required to be disclosed in the SEC Documents has been so disclosed.

9.17.                       Absence of Litigation.  Except as set forth in Schedule 9.17 or as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by NASDAQ, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

9.18.                       Insurance.  The Borrower and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Borrower believes to be prudent and customary in the businesses in which the Borrower and its Subsidiaries are engaged.

9.19.                       Employee Relations.  Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Borrower and its Subsidiaries believe that their relations with their employees are good.  No named executive officer of the Borrower or any of its Subsidiaries has notified the Borrower or any such Subsidiary that such officer intends to leave the Borrower or any such Subsidiary or otherwise terminate such officer’s employment with the Borrower or any such Subsidiary.

9.20.                       Labor Laws.  The Borrower and its Subsidiaries, to their knowledge, are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.21.        Title.  Except as set forth in Schedule 9.21 or as disclosed in the SEC Documents, the Borrower and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Borrower and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Borrower and any of its Subsidiaries.  Any real property and facilities held under lease by the Borrower and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Borrower and its Subsidiaries.

9.22.        Intellectual Property Rights. The Borrower and its Subsidiaries own, possess or can acquire on reasonable terms sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; except to the extent failure to own, possess or acquire such Intellectual Property Rights would reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others.  Except as disclosed in the SEC Documents or as would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect, (a) to the Borrower’s knowledge, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property Rights owned by the Borrower; (b) there is no pending or, to the Borrower’s knowledge, threatened action, suit, proceeding, investigation, inquiry or claim by others challenging the rights of the Borrower and its Subsidiaries in or to any such Intellectual Property Rights; (c) the Intellectual Property Rights owned by the Borrower and its Subsidiaries and, to the Borrower’s knowledge, the Intellectual Property Rights licensed to the Borrower and its Subsidiaries have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to the Borrower’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights; and (d) there is no pending or, to the Borrower’s knowledge, threatened action, suit, proceeding or claim by others that the Borrower or its Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property Rights or other proprietary rights of others, and the Borrower and its Subsidiaries have not received any written notice of such claim.

9.23.        Environmental Laws.  Except as described in the SEC Documents, the Borrower and its Subsidiaries (a) are in compliance with any and all applicable Environmental Laws; (b) have received all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted; and (c) are in compliance with all terms and conditions of any such Permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

9.24.        Tax Status.  Except as set forth in Schedule 9.24 or as disclosed in the SEC Documents, and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries (a) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has properly requested extensions thereof; (b) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and (c) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as set forth in Schedule 9.24 or as disclosed in the SEC Documents, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

9.25.        Internal Accounting and Disclosure Controls.  The Borrower and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability; (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Borrower maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective at the reasonable assurance level to ensure that information required to be disclosed by the Borrower in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Borrower in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

9.26.        Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Borrower and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Borrower in the SEC Documents or financial statements and related footnotes according to GAAP and is not so disclosed.

9.27.        Investment Company Status.  The Borrower is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9.28.        Form S-3 Eligibility.  The Borrower is eligible to register the Exchange Shares for resale by the Lender using Form S-3 promulgated under the Securities Act.

9.29.        Manipulation of Price.  The Borrower has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Borrower to facilitate the sale or resale of any of the Securities.

9.30.        ERISA Compliance.  The Borrower and its Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Borrower and its Subsidiaries are in compliance in all material respects with ERISA. No “reportable event” (as defined under ERISA) has occurred with respect to any “employee benefit plan” established or maintained by the Borrower and its Subsidiaries.

9.31.        Money Laundering Laws. The operations of the Borrower and its Subsidiaries are, and have been conducted at all times, in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

9.32.        OFAC. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Borrower or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC; and the Borrower will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

9.33.        Survival of Representations.  All representations and warranties made by the Borrower herein will survive the delivery of the Loan Documents and the making of the loans evidenced thereby solely for purposes of paragraph 11.4, and any investigation at any time made by or on behalf of the Lender will not diminish the Lender’s right to rely thereon.

10.           Lender’s Representations and Warranties.  The Lender represents and warrants to the Borrower as follows:

10.1.        Organization and Standing.  The Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

10.2.        Authorization; Power.  The Lender has all requisite legal power to execute, deliver and perform this Agreement.  The Lender has taken all necessary action for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby.  This Agreement constitutes a legal, valid and binding obligation of the Lender, which is enforceable against the Lender in accordance with its terms.

10.3.        Investment Representations.  The Lender understands that the Note and the Exchange Shares to be issued upon an exchange of the Note are restricted securities which are not registered under the Securities Act.  The Lender also understands that the Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Lender’s representations contained in this Agreement.  The Lender hereby represents and warrants as follows:

10.3.1      Economic Risk.  The Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Borrower so the Lender is capable of evaluating the merits and risks of this transaction. The Lender understands that: (a) the investment contemplated by this Agreement involves a substantial degree of risk; (b) the Lender must bear the economic risk of this investment indefinitely unless the interests to be acquired hereunder are registered pursuant to the Securities Act, or an exemption from registration is available; and (c) the Borrower has no present intention of registering the interests to be acquired hereunder.  The Lender also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Lender to transfer any interests acquired in connection with the Note or Exchange Shares.

10.3.2      Acquisition for Own Account.  The Lender is acquiring the Note for such Lender’s own account for investment purposes only, and does not intend to distribute the Note or Exchange Shares.

10.3.3      Protection.  The Lender represents that the Lender: (a) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act; (b) has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement; and (c) is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

10.3.4      Borrower Information.  The Lender has: (a) received and read all information that the Lender has requested regarding the Borrower’s business, management and financial affairs; (b) had the opportunity to discuss such matters with directors, officers and management of the Borrower; (c) had the opportunity to review the Borrower’s operations and facilities; and (d) had the opportunity to ask questions of and receive answers from the Borrower and its management regarding the terms and conditions of this investment.

10.3.5      Residence. The office of the Lender in which its investment decision was made is located at the address of the Lender set forth in paragraph 14.2 and no offer to purchase securities of the Borrower was made to the Lender outside such jurisdiction.

11.           Default.  The Lender may terminate all of the Lender’s obligations under the Loan Documents, accelerate the Note and declare the Note and all other Indebtedness and obligations of the Borrower owing to the Lender to be due and payable if any of the following events of default (a “Default”) occur and have not been waived in writing by the Lender:

11.1.        Nonpayment of Principal.  The Borrower fails to pay when due any principal of the Notes; or

11.2.        Nonpayment of Interest.  The Borrower fails to pay any installment of interest on the Notes when due and payable; or

11.3.        Breach of Agreement.  The Borrower fails to perform or observe any covenant contained in this Agreement; or

11.4.        Representations and Warranties.  Any representation or warranty made to the Lender in paragraph 9 of this Agreement, in any schedule to this Agreement or in any certificate delivered by the Borrower pursuant to this Agreement proves to be false or erroneous in any material respect when made; or

11.5.        Bankruptcy.  The institution of bankruptcy, reorganization, readjustment of any debt, liquidation or receivership proceedings by or against the Borrower or LNG Subsidiary occurs under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing which is not dismissed within sixty (60) days of the institution thereof; or

11.6.        Insolvency.  Any admission by the Borrower or LNG Subsidiary that the Borrower or LNG Subsidiary is unable to pay its debts as such debts mature or an assignment for the benefit of the creditors of the Borrower or LNG Subsidiary; or

11.7.        Judgment.  Entry by any court of a final judgment in an amount in excess of $15,000,000.00 against the Borrower which is not discharged or stayed within sixty (60) days thereof; or

11.8.        Receivership.  The appointment of a receiver or trustee for the Borrower or LNG Subsidiary; or

11.9.        Acceleration of Other Debt.  The acceleration of the maturity of any indebtedness for borrowed money of the Borrower owing to any other Person in an amount in excess of $20,000,000.00, provided however, if the documents evidencing the accelerated indebtedness do not provide for a cure period prior to acceleration and the Borrower causes the acceleration to be rescinded within thirty (30) days after the date of acceleration, then the event of Default under this paragraph 11.9 will be deemed to be cured as a result of such rescission of acceleration within such thirty (30) day period.

If the Borrower cures or causes to be cured such Default within thirty (30) days after receiving written notice thereof, the parties will be restored to their respective rights and obligations under this Agreement as if no Default had occurred, except that no right to cure will be given as to events of Default in paragraphs 11.1, 11.5, 11.6, 11.7 or 11.9 of this Agreement.

12.           Subordination.  The Lender will execute and deliver customary forms of subordination agreements requested from time to time by holders of Senior Indebtedness in form and substance reasonably satisfactory to Lender and such holder.

13.           Remedies.  On the occurrence of an event of Default which has not been timely cured, the Lender may, at the Lender’s option:

13.1.        Acceleration of Note.  Declare all Notes and all sums due to the Lender pursuant to the Loan Documents to be immediately due and payable, whereupon the same will become forthwith due and payable and the Lender will be entitled to proceed to selectively and successively enforce the Lender’s rights under the Loan Documents or any other instruments delivered to the Lender in connection with the Loan Documents.

13.2.        Waiver of Default.  The Lender may, by an instrument or instruments in writing signed by the Lender, waive any Default which has occurred together with any of the consequences of such Default and, in such event, the Lender and the Borrower will be restored to their respective former positions, rights and obligations hereunder.  Any Default so waived will, for all purposes of this Agreement with respect to the Lender, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Default or impair any consequence of such subsequent or other Default.

13.3.        Cumulative Remedies.  No failure on the part of the Lender to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not alternative.

14.           Miscellaneous.  It is further agreed as follows:

14.1.        Expenses.  Except as otherwise provided in this Agreement, the Borrower and the Lender will each pay their own expenses in connection with the transactions described in this Agreement and the preparation of the Loan Documents.  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Lender in connection with the enforcement of the Loan Documents including, without limitation, reasonable attorneys’ fees.

14.2.        Notices.  All notices, requests and demands will be served by hand delivery, telefacsimile, overnight courier or by registered or certified mail, with return receipt requested, as follows:

if to the Borrower:	Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 400
Seal Beach, California 90740
	Telephone:	(562) 493-2804
	Facsimile:	(562) 493-4956
	Attention:	J. Nathan Jensen, Vice President and General Counsel

with a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
	Telephone:	(858) 720-5100
	Facsimile:	(858) 720-5125
	Attention:	Steven G. Rowles, Esquire

if to the Lender:	Chesapeake NG Ventures Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
	Telephone:	(405) 935-6125
	Facsimile:	(405) 849-6125
	Attention:	Nick Dell’Osso, Executive Vice President and Chief Financial Officer

with a copy to:	Commercial Law Group, P.C.
5520 North Francis Avenue
Oklahoma City, Oklahoma 73118
	Telephone:	(405) 232-3001
	Facsimile:	(405) 232-5553
	Attention:	Ray Lees

or at such other address as any party designates for such purpose in writing to the other party.  Notices will be deemed to have been given on the date actually received in the event of personal, telefacsimile or overnight courier delivery or on the date three (3) days after notice is deposited in the mail, properly addressed, postage prepaid.

14.3.        Severability.  If any one or more of the provisions contained in any of the Loan Documents is determined to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction, nor will the validity, legality and enforceability of the remaining provisions contained in the Loan Documents in any way be affected or impaired thereby.

14.4.        Construction and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Guaranty will be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if no such state court has proper jurisdiction, the United States District Court for the District of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.5.        No Waiver.  No advance of loan proceeds under the Loan Documents will constitute a waiver of any of the Borrower’s representations, warranties, conditions or covenants under the Loan Documents.

14.6.        Amendment; Entire Agreement.  The Loan Documents may not be amended, altered, modified or changed verbally, but only by an agreement in writing signed by the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  This Agreement, the Notes and the other Loan Documents supersede all other prior oral or written agreements between the Lender, the Borrower, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein and constitute the entire understanding of the parties with respect to the matters covered herein or therein, and except as specifically set forth herein or therein, neither the Borrower nor the Lender makes any representation, warranty, covenant or undertaking with respect to such matters.

14.7.        Time.  Time is of the essence of this Agreement and each provision of the other Loan Documents.

14.8.        Headings.  Except for the headings in paragraph 1, the headings of this Agreement are for convenience, are not part of and will not affect the interpretation of this Agreement.

14.9.        Counterparts.  This Agreement may be executed in two or more counterparts, and it will not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof.  The counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.  The parties agree that a telefacsimile of this Agreement signed by the parties will constitute an agreement in accordance with the terms hereof as if all of the parties had executed an original of this Agreement.

14.10.      Usury.  No provision of this Agreement, any other Loan Document or any other instrument executed in connection herewith is intended or will be construed to require or permit the payment or collection of interest at a rate that exceeds the highest non-usurious lawful rate permitted by applicable law.  If any excess of interest in such respect is provided for, or is adjudicated to be so provided for, then: (a) the provisions of this paragraph 14.10 will govern and control; (b) neither the Borrower nor the Borrower’s successors or assigns or any other party liable for the payment thereof will be obligated to pay the amount of such interest to the extent that, with respect to such liable party, it is in excess of the maximum amount permitted by law; (c) any such excess which may have been collected will be, at the option of the Lender, either applied as a credit against the then unpaid principal amount of the Loan or refunded to the Borrower; and (d) the effective rate of interest will be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction over the Loan Documents.

14.11.      Successors and Assigns.  Neither party may assign or transfer this Agreement or any rights or obligations hereunder or any Note without the prior written consent of the other party, except that the Lender may assign the Lender’s rights (but not obligations) under this Agreement and other Loan Documents to any wholly-owned subsidiary of Chesapeake Energy Corporation without the Borrower’s consent upon written notice to the Borrower.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

14.12.      No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

14.13.      Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement effective on the date first above written.

BORROWER:

CLEAN ENERGY FUELS CORP., a Delaware corporation

By:	/S/ Andrew J. Littlefair
Andrew J. Littlefair, President and Chief Executive Officer

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement effective on the date first above written.

LENDER:

CHESAPEAKE NG VENTURES CORPORATION, an Oklahoma corporation

By:	/S/ Domenic J. Dell’Osso, Jr.
Domenic J. Dell’Osso, Jr., Executive Vice President and Chief Financial Officer

GUARANTY

The undersigned hereby irrevocably guarantees to Borrower the funding of the loan amounts set forth in paragraph 3 of this Agreement, subject to the conditions to funding set forth in this Agreement.

In witness whereof, the undersigned has caused this Guaranty to be executed by a duly authorized representative as of July 11, 2011.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:	/S/ Domenic J. Dell’Osso, Jr.
Domenic J. Dell’Osso, Jr., Executive Vice President and Chief Financial Officer